Exhibit 10.2

Beijing 36kr Culture Media Co., Ltd.

Share Incentive Plan

Table of Contents

1.	Definitions and Interpretations	1

2.	Incentive Shares under the Plan	2

3.	Holding of Incentive Shares	2

4.	Management of Incentive Shares	3

5.	Scope of Eligible Persons	4

6.	Grant of Incentive Shares and Naming of the Grantees	4

7.	Rights of the Grantees	7

8.	Repurchase of Incentive Shares	9

9.	Termination of the Plan and Effect of Termination	11

10.	Taxes	11

11.	Confidentiality	11

12.	Miscellaneous	12

Share Incentive Plan

1.                                      Definitions and Interpretations

1.1.                            In the Plan, the following terms shall have the following meanings:

“Grantee”	:	shall mean the eligible persons who are granted incentive shares

“The Company”	:	shall mean Beijing 36kr Culture Media Co., Ltd.

“Shareholding Platform”	:	The employee shareholding platform directly holding shares of the Company

“Incentive Shares”	:	shall mean the Company’s shares held indirectly by the Grantees through the shareholding platform

“Plan”	:	shall mean this share incentive plan

“Term”	:	shall mean the valid period of the Plan, from the date of adoption of the Plan to the date of other termination events specified in Article 9.1

“Option”	:	shall mean the right of the Grantee to subscribe for the corresponding incentive shares

“Eligible Person”	:

shall mean current employees of the Company who meet the eligibility requirements established by the Company or other external personnel who are of important value and have made significant contributions to the Company’s development

“Grant Price”	:	shall mean the price at which the Company grants the Grantees incentive shares

“Naming”	:

shall mean the Grantees completing the registration/filing with the relevant industrial and commercial administration and officially registered as a limited partner holding the partnership share corresponding to the incentive shares granted

1.2                               The headings of articles are for convenience only and may be ignored when interpreting the Plan. References to the articles in the Plan refer to the various articles of the Plan.

Unless otherwise expressly stated below, “holding” and other similar expressions shall be interpreted as if they were preceded by the term “directly or indirectly”.

1.3.                            Unless otherwise expressly stated below, “including”, “containing” and other similar expressions shall be interpreted as if they were followed by the term “but not limited to”.

2.                                      Incentive Shares under the Plan

2.1.                            The total amount of incentive shares of the Company. The total amount of incentive shares granted to Grantees under the Plan account for 20% of the Company’s registered capital. The total amount of such shares may be diluted accordingly due to the Company’s subsequent financing, and will then be adjusted according to the change.

2.2.                            Exercisable incentive shares. If the granted options expire and become invalid, lose its right of exercise, have been cancelled, or have been terminated before they are fully or partially exercised due to other reasons, the incentive shares corresponding to the unexercised portion of the options may continue to be granted as incentives shares in future under the Plan. The incentive shares corresponding to the options that have been obtained by the eligible persons shall not be transferred or repeatedly granted to other eligible persons. The incentive shares that have actually been granted under the Plan may not be transferred or used again as incentive shares of the Plan.

3.                                      Holding of Incentive Shares

3.1.                            Shareholding platform. The Grantees shall hold incentive shares through the shareholding platform under the Plan. Specifically, after the naming, a Grantee is subject to the provisions of the Partner Admission Agreement and Capital Contribution Agreement and other agreements (“Partner Admission Agreement”) signed by him/her, and holds the incentive shares by holding the partnership share of the shareholding platform.

3.2.                            Without prejudice to the vested economic interests of the Grantees, the Company’s shareholders/shareholder meeting shall have the right to change/adjust the holding method, entity and ancillary agreements and documents of the incentive shares.

3.3.                            The Grantee agrees that, the incentive shares held by him/her shall be held by the Company’s designated personnel at the level of the industrial and commercial administration on his/her behalf before naming, and the relevant agreements and other documents shall be signed in accordance with the template in Annex II of this Agreement.

4.                                      Management of Incentive Shares

4.1.                            The Plan has been reviewed and approved by the Board of the Company, and its changes, supplements and revisions are subject to the decision of the Board. Unless otherwise specified in the Plan, the Board shall be responsible for the following matters:

4.1.1.                  Determining/changing the granting arrangement for the incentive shares, including how many batches of grant, time of each grant, the amount of incentive shares granted per batch, Grantees, incentive shares acquired by each Grantee, as well as whether and what conditions are attached;

4.1.2.                  Determining/changing the scope of eligible persons, the conditions for granting options, the grant price and the conditions for exercising the option;

4.1.3.                  Determining/changing the terms and conditions of the options granted under this Plan and/or the incentive shares held by the Grantees, without any negative impact on the economic rights and interests of the Grantees;

4.1.4.                  Determining/changing the structure of the shareholding platform, the manner in which the Grantees hold the incentive shares, and the ancillary agreements and documents;

4.1.5.                  Determining/changing/amending the agreements or documents used under the Plan (including the option grant agreement, Partner Admission Agreement, partnership agreement, etc.) and their formats;

4.1.6.                  Determining, amending and/or supplementing the repurchase/recovery of the granted incentive shares and the related terms and conditions in accordance with the terms of the Plan;

4.1.7.                  Construing the Plan and other agreements or documents under the Plan;

4.1.8.                  Taking such other actions as it deems appropriate without violating the terms of the Plan and applicable laws.

4.2.                            The right of final interpretation of the Plan. The Board reserves the right of final interpretation on its actions to manage and execute the Plan, and the decisions, rulings or interpretations of the Plan by the Board shall be final and applicable to all eligible persons.

5.                                      Scope of Eligible Persons

5.1.                            Eligible persons. The scope of eligible persons includes the current employees and other external personnel identified by the Board for the important value and significant contributions to the Company’s development. The Board may from time to time adjust and determine other conditions (if any) that eligible persons are required to meet, such as service years, job grade, assessments, performance, etc., and may adjust the list of eligible persons from time to time.

5.2.                            The Grantees are selected from the eligible persons. The Board determines the Grantees (including the first batch of Grantees being currently determined and future Grantees) from the eligible persons in accordance with the Plan.

6.                                      Grant of Incentive Shares and Naming of the Grantees

6.1.                            Grantees. The incentive shares will be granted to each Grantee within the term of the Plan. According to the Plan, the Grantee will subscribe for the corresponding incentive shares within the Plan period and be named and approved by the Board.

6.2.                            First batch of Grantees. The Grantees decided by the Board shall have the right to subscribe for the first batch of incentive shares in accordance with the Plan. Refer to the form in Annex I of the Plan for the list of Grantees.

6.3.                            Future Grantees. Apart from the incentive shares granted to the first batch of Grantees, the remaining incentive shares are reserved for future Grantees who meet the requirements for eligible persons. The Board shall reference various factors such as the achievements, performance, contributions, and job grades of eligible persons at the Company, and determine the future Grantees in line with the principle of attracting and retaining the most outstanding talents for the Company. For the avoidance of doubt, the first batch of Grantees may also be future Grantees, and eligible persons may be granted incentive shares multiple times during the period of service at the Company.

6.4.                            The right to waiver of the Grantee. A Grantee may waive the right to subscribe for incentive shares, but shall promptly notify the Board or the Company in writing.

6.5.                            Option Grant Agreement. All Grantees (including the first batch of Grantees and future Grantees) shall enter into an Option Grant Agreement (“Option Grant Agreement”) with the Company. After the Option Grant Agreement is signed, it is deemed that a Grantee has obtained the right to subscribe for the corresponding incentive shares (subject to the fulfillment of attached conditions, if applicable).

6.6.                            Contents of the Option Grant Agreement. In principle, each Option Grant Agreement shall specify the following:

6.6.1.                  Identity information of the Grantee (including name, ID number);

6.6.2.                  The date on which the option is granted and exercise period of the option;

6.6.3.                  The number of incentive shares that may be granted;

6.6.4.                  The grant price or its calculation method and its payment arrangement;

6.6.5.                  The grant schedule for the options;

6.6.6.                  Termination of and restrictions on the options;

6.6.7.                  Other terms deemed necessary by the Board to be added.

6.7.                      Amendments to the Option Grant Agreement. To the extent permitted by law, the Board may at any time amend and/or supplement the terms and conditions of the Option Grant Agreement, provided that such amendments and/or supplements do not materially prejudice the vested economic interest of the Grantees under the Plan, otherwise consents of the relevant Grantees in the form of written statements or otherwise shall be required.

6.8.                      Option grant price and payment. The grant price shall be reviewed and approved by the Board, and specified in the Option Grant Agreement. The Grantees shall make payment in the manner and time as required during the term of the Plan pursuant to the provisions of the Option Grant Agreement. The source of funds of payment by the Grantees shall be his/her legitimate income, self-raised funds, and other legal source of funds.

6.9.                      Partnership Admission Agreement. After signing the Option Grant Agreement and obtaining the right to subscribe for the corresponding incentive shares, the Grantee shall sign a Partnership Admission Agreement with the Board, subject to the amount of exercisable incentive shares specified in the Option Grant Agreement and pursuant to the instructions or arrangement of the Board. The Grantee shall be subject to the Partnership Admission Agreement, and shall indirectly hold the Company’s shares by holding the partnership share of the shareholding platform.

6.10.               Naming. The time for the Grantees to be named shall be determined by the Board according to the Company’s specific circumstances. The Grantees shall be obliged to take any and all necessary actions, including paying the grant price, signing the Partnership Admission Agreement and other documents, in accordance with the requirements of the Board and provisions of the Option Grant Agreement within a reasonable period before the termination of the Plan to complete the naming. The Grantees may, after paying the grant price, receive economic interests from the incentive shares corresponding to the grant price, and shall not be subject to the time of naming.

7.                                      Rights of the Grantees

7.1.                            Rights of the Grantees. Subject to the provisions of the Plan, the Option Grant Agreement, the Partnership Admission Agreement, the partnership agreement and other applicable laws, the Grantees shall enjoy the following rights:

7.1.1.                  Economic interests. The Grantees may only receive and be indirectly entitled to the following economic interests from the incentive shares held after paying the grant price in full:

(a)                     Participate in the distribution of profits (if any) of the Company (through the shareholding platform);

(b)                     Sell/transfer or otherwise dispose of the proceeds from the partnership share corresponding to incentive shares held in his/her name, subject to the provisions of Article 7.2.

7.1.2.                  Cashing/withdrawing interests. Except for the share of RMB500000 held by Feng Dagang in Tianjin Zhanggongzi Technology Partnership (Limited Partnership) (proposed name) of the proposed employee shareholding platform, the incentive shares granted to the Grantees shall mature 25% per year from the grant date for all other employees (“Mature Options”). The repurchase entity may determine the repurchase time according to the actual circumstances of the Company, and then the Grantees shall have the right to request the repurchase entity to repurchase the Mature Options at a certain price. The repurchase price shall be determined upon consensus among the general partners and Feng Dagang, the limited partner, of the employee shareholding platform.

7.2.                            Restriction of rights and obligations of the Grantees.

7.2.1.                  The rights of the Grantees under the Plan are limited to the economic interests specified in Article 7.1 above, excluding any other rights such as administrative and voting rights (whether named or not).

7.2.2.                  Except with the written consent of the Board, the Grantees shall not directly or indirectly transfer, sell, gift, mortgage, pledge or otherwise dispose of the partnership share granted or held in their name, but the Grantees may transfer the partnership share held by them through repurchase by the Company.

7.2.3.                  The Grantees shall abide by the provisions of the Option Grant Agreement, the Partnership Admission Agreement, the partnership agreement and other documents, and perform their obligations thereunder, including paying the grant price in full and in time, and fully cooperating with the Board from time to time, signing any and all documents necessary for the implementation and execution of the Plan.

7.3.                            Loss of rights of the Grantees.

7.3.1.                  The immature portion of the options held by the Grantee shall be automatically forfeited, and the matured part shall be repurchased by the Company under the following circumstances:

(a)                     the employment relationship or service relationship between the Grantee and the Company is terminated for any reason;

(b)                     the Grantee is in serious breach of any laws and regulations applicable to the Company, articles of association or internal management rules;

(c)                      the Grantee engages in any illegal act and is subject to criminal penalties, except where the Board deems it an exception;

(d)                     the conduct of the Grantee is disloyal to the Company, including but not limited to resigning from the Company and become employed by another company or entity that competes directly or indirectly with the Company’s business, or benefitting from the connected transactions with the Company (except as disclosed in advance to the Company and approved by the Company’s internal approval authority);

(e)                      the Grantee materially violates any agreement with the Company, including but not limited to disclosing confidential information such as the Company’s trade secrets, or substantially failing or refusing to perform his/her obligations as a Company employee (except due to the death or work incapacity of the Grantee);

(f)                       the Grantee conducts any other acts that have a serious adverse effect on the Company’s business, reputation or financial condition;

(g)                      the death (or declaration of death) of the Grantee; or

(h)                     other circumstances as determined by the Board.

8.                                      Repurchase of Incentive Shares

8.1.                            Repurchase of incentive shares. In the event of the circumstances specified in Article 7.3.1 of the Plan, the Company shall have the right to repurchase all or part of the incentive shares granted. When a Grantee loses part or all of the incentive shares according to the Plan, the Option Grant Agreement, the Partnership Admission Agreement, the partnership agreement and other documents, the shareholding entrustment relationship (if so) corresponding to the lost incentive shares shall be terminated at the same time.

8.2.                            Repurchase procedure of incentive shares.

8.1.1.                  Repurchase entity: The Company or its designated party. The repurchasing entity may determine the repurchase time according to the actual circumstances of the Company.

8.1.2.                  Repurchase method: The Company and the grantor (through the entrusted holder) sign the Partnership Share Transfer Agreement and other incentive shares transfer agreements (“Repurchase Agreements”) at the employee shareholding platform level; the Repurchase Agreements shall be effective after they are duly signed by the repurchase entity and the grantor.

8.3.                            Source of repurchase funds: The Company’s own funds.

8.3.1                     Repurchase price.

(a)                     Termination and repurchase due to the fault of the Grantee. If the Grantee has any of the faults in Article 7.3.1 (b)-(f) of this Share Incentive Plan, unless the Board decides otherwise, the Grantee’s options shall be automatically terminated from the date of the fault, and the repurchase entity shall have the right to repurchase all the options of the Grantee at the original grant price (subject to the mandatory provisions on the minimum price of share purchases under the laws and regulations). The Grantee shall unconditionally and irrevocably agree to such repurchase and, if required, unconditionally cooperate in taking corresponding actions or signing corresponding legal documents as required (if necessary). The Grantee shall no longer be entitled to any right to the options from the date the Company decides to carry out the repurchase and issues a notice to the Grantee.

(b)                     Termination and repurchase not due to the fault of the Grantee. If the Company terminates the employment relationship with the Grantee due to reasons other than the fault of the Grantee, including but not limited to expiration of the employment contract, voluntary resignation of the Grantee, termination of the employment relationship between the Company and the Grantee after negotiation, or the inability of the Grantee to perform duties due to his/her own reasons, the repurchase entity shall determine the repurchase price by mutual agreement of the general partners and Feng Dagang, the limited partner, with reference to the net asset value per share, financing valuation, price-to-earnings ratio and other factors of the Company. Such Grantee shall no longer be entitled to any rights to the repurchased options from the date the repurchase entity fully pays the repurchase price or agreed by the relevant parties.

8.3.2                     Repurchase consequences: If the option of the Grantee is terminated or repurchased, the company shares held directly by the Grantee or through the entrusted holder shall be reduced accordingly.

9.                                      Termination of the Plan and Effect of Termination

9.1.                   Termination. The Plan shall be terminated under the following circumstances:

9.1.1                     Other dates as notified by the Board of the Company;

9.1.2                     Other circumstances in which the Plan shall be terminated in accordance with applicable laws.

9.2.                            Effect of termination. Unless the Board of the Company decides otherwise, in the event that the Company terminates the Plan under Article 9.1 above, the Grantees shall continue to be entitled to the rights under Article 7.1 and the Board shall process the naming procedures for the Grantees within a reasonable period before or after the termination of the Plan, or otherwise safeguard or realize the economic interests of the Grantee under Article 7.1.1.

10.                               Taxes

10.1                        Except as otherwise provided in the Plan, any tax that shall be borne by the Grantees in accordance with applicable laws as a result of the proceeds derived from or based on the incentive shares shall be borne by the Grantees; if required by applicable laws, the shareholding platform, the Company or other eligible entities shall deduct such tax on behalf of the Grantees.

10.2                        The costs incurred in establishing and implementing the Plan shall be borne by the Company.

11.                               Confidentiality

11.1                        Unless with the prior written consent of the Board or the disclosure to third parties is required by relevant laws and regulations, the Grantees undertake not to disclose the existence of the Plan and any information, provisions or details related to the Plan at any time, otherwise the Board shall have the right to terminate at its sole discretion the Option Grant Agreement, the Partnership Admission Agreement, the partnership agreement and other documents signed with the Grantees, and hold the Grantees accountable; if the Grantee has obtained the partnership share of the shareholding platform and the partner status, the Board shall have the right to order at its sole discretion the Grantee to return the corresponding share, amend the partnership agreement and procced with the withdrawal procedures.

12.                               Miscellaneous

12.1                        The Plan shall take effect after being reviewed and approved by the Board of the Company.

12.2                        Any amendments, supplements or changes to the Plan shall only take effect if made in writing and reviewed and approved by the Board of the Company. If such amendments, supplements or changes would substantially harm the vested economic interests of the Grantees, the written consent of the Grantees shall first be obtained.

12.3                        The Plan shall be governed by and construed in accordance with the laws of the People’s Republic of China.

Signing Page of the Share Incentive Plan

Beijing 36kr Culture Media Co., Ltd. (official seal)

[Seal: Beijing 36kr Culture Media Co., Ltd. 1101081000357]

Legal representative (signature): [signed]